Exhibit 99.1

WATTS WATER TECHNOLOGIES ANNOUNCES

CHIEF FINANCIAL OFFICER TRANSITION

North Andover, Mass. November 17, 2025 -- Watts Water Technologies, Inc. (NYSE: WTS) today announced that Ryan Lada, Chief Financial Officer, is leaving the Company to pursue a new opportunity.

Diane McClintock has been appointed as Chief Financial Officer of the Company, effective immediately. Ms. McClintock has been with Watts since 2010, most recently serving as Senior Vice President of FP&A and Investor Relations. She brings a wealth of financial and accounting expertise, as well as business familiarity to the role, providing financial, operational and strategic continuity.

“I am extremely pleased to announce the promotion of Diane McClintock to be our new Chief Financial Officer,” said Robert J. Pagano, Jr., President and Chief Executive Officer. “Diane has been instrumental to our growth and strong financial performance over the past 15 years. Her deep understanding of our business and strategy coupled with her strong track record of delivering impactful results make her the ideal candidate to lead the Company’s global finance organization.”

“I am honored and excited to take on the role of Chief Financial Officer,” said Ms. McClintock. “In this capacity, I look forward to continuing to execute our profitable growth strategy to build on Watts’ long track record of delivering shareholder value. Thank you to Bob and our board for the opportunity to serve in this leadership position. I am committed to ensuring a smooth transition and driving positive impact across our culture and organization.”

Diane McClintock originally joined Watts in 2010 and most recently served as Senior Vice President of FP&A and Investor Relations. Her prior responsibilities included external communications with investors and analysts, acquisition valuation, due diligence and integration, financial planning and analysis, and treasury. Prior to Watts, Ms. McClintock was Chief Accounting Officer and Treasurer at AutoImmune, Inc.; Director, Transaction Services Practice at PwC; and Audit Manager at EY. She holds a B.A. in Accounting from the University of New Hampshire.

Mr. Lada’s departure is for personal reasons and not the result of any matters relating to the Company’s business, accounting practices or financial statements.

Watts Water Technologies, Inc., through its family of companies, is a global manufacturer headquartered in the USA that provides one of the broadest plumbing, heating, and water quality product lines in the world. Watts companies and brands offer innovative plumbing, heating, and water quality solutions for commercial, residential, and industrial applications. For more information, visit www.wattswater.com.

Contacts

Watts Water Technologies, Inc.
Diane McClintock
Chief Financial Officer

Telephone: 978-689-6153

Email: investorrelations@wattswater.com